Exhibit 10.5

NYFIX, INC.
2007 OMNIBUS EQUITY COMPENSATION PLAN
MODEL
RESTRICTED STOCK UNIT AGREEMENT

                    Restricted Stock Unit Agreement (this “Agreement”), dated as of October 2, 2007, between NYFIX, Inc. (“NYFIX”) and P. Howard Edelstein (the “Participant”).

BACKGROUND

                    Pursuant to the terms of the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”) and subject to the approval of the Plan by the stockholders of NYFIX, NYFIX desires to (i) provide an incentive to the Participant, (ii) encourage the Participant to contribute materially to the growth of NYFIX and its subsidiaries (collectively, the “Company”) and (iii) more closely align the Participant’s economic interests with those of NYFIX stockholders by means of a Stock Unit Grant. Whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in this Agreement or, if not defined in this Agreement, as set forth in the Plan.

                    In consideration of the covenants and agreements set forth in this Agreement, and intending to be legally bound hereby upon the approval of the Plan by the stockholders of NYFIX, the Participant and NYFIX hereby agree as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

                    1.1     Grant of RSUs. The Participant is hereby granted 200,000 restricted stock units (the “Restricted Stock Units” or “RSUs”) subject to the restrictions and conditions set forth in this Agreement and subject to the approval of the Plan by the stockholders of NYFIX.  Each RSU represents the right to receive one share of Stock.

                    1.2     Grant Information. The RSUs have been granted under the Plan. The Board or the Committee authorized the grant of the RSUs on October 2, 2007.

ARTICLE II

VESTING OF RESTRICTED STOCK UNITS

                    2.1     Vesting. All of the RSUs are unvested. The RSUs shall vest in full on the later of December 15, 2007 and the date the Plan is approved by the stockholders of NYFIX.  All unvested RSUs shall be forfeitable as set forth in Section 2.3. All vested RSUs shall become non-forfeitable at the time they first vest. RSUs are not transferable at any time.

                    2.2     Accelerated Vesting. The Committee may accelerate the date on which any or all of the RSUs are vested at any time and for any reason. Notwithstanding anything contained herein to the contrary,

                              (i)    upon a termination of the Participant’s employment (a) by the Company without Cause (as defined in Section 4.1) or (b) by the Participant for Good Reason (as defined in Section 4.1), or upon a termination of the Participant’s employment due to death or Disability (as defined in Section 4.1), all RSUs shall vest in full upon the date of such employment termination and become non-forfeitable; and

                              (ii)   upon a Change in Control, all RSUs shall vest in full and become non-forfeitable.

                    2.3     Effect of Termination of Employment on Vesting; Forfeiture of Unvested RSUs. Unless otherwise determined by the Committee and after giving effect to any applicable acceleration of vesting provided in Section 2.2 hereof, all RSUs that are unvested shall cease to be eligible to be vested and shall be forfeited as of the earlier of (i) the time of notification of the termination of the Participant’s employment with the Company for Cause, or (ii) the termination of the Participant’s employment with the Company (which means the last date of actual employment, even if a different date is used for administrative convenience in connection with employee retirement, benefit or welfare plans) other than (A) by the Company without Cause, (B) by the Participant for Good Reason or (C) as a result of death or Disability.

ARTICLE III

PROCEDURES AFFECTING PAYMENT OF RESTRICTED STOCK UNITS

                    3.1     Payment of RSUs and Delivery of Stock.

                              (i)      RSUs will be settled on the date they vest (the "Settlement Date”). Vested RSUs will be settled wholly in Stock. The payment of the RSUs may not be accelerated or deferred by either the Company or the Participant except as explicitly permitted or required by Code Section 409A.

                              (ii)     Unless otherwise determined by the Company, each physical certificate and each book entry, in each case relating to Stock deliverable as payment of the RSUs may include such restrictive legends in such forms as the Company may deem convenient, expedient, necessary or appropriate relating to applicable securities, tax or other laws or applicable rules of any securities exchange or market. Transferability of such Stock may be subject to pre-clearance, blackout, registration and other requirements and restrictions under the Company’s insider trading and other compliance policies and procedures. Transfers of Stock by executive officers should be reviewed in advance to determine if there would be any potential liability for short-swing profits under Section 16(b) of the Securities Exchange Act of 1934.

                    3.2     Withholding of Taxes.

                              (i)      The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state,

local or other taxes of any kind required by law to be withheld with respect to the RSUs. On or about the Settlement Date, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the payment of the RSUs; provided, however, that the total tax withholding will be approximately the minimum required statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), as determined by the Company.

                              (ii)     The Participant shall remit to the Company, on the Settlement Date, a payment in immediately available funds equal to the amount of the withholding taxes due.

ARTICLE IV

MISCELLANEOUS

                    4.1     Definitions. The terms “Cause”, “Change in Control”, “Disability” and “Good Reason” shall each have the meaning ascribed to such term in the Employment Agreement between the Company and the Participant dated September 4, 2006, as amended from time to time (the “Employment Agreement”).

                    4.2     Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or email notice, when received, addressed as follows to the Company and the Participant, or to such other address as may be hereafter notified by the parties hereto:

(i)	If to the Company, to it at the following address:

NYFIX, Inc. 100 Wall Street-26th Floor New York, NY 10005 Attn: General Counsel

                              (ii)       If to the Participant, to his or her most recent primary residential address or business telecopy or email address as shown on the records of the Company.

                    4.3     No Right To Continued Employment. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Company.

                    4.4     Amendments and Conflicting Agreements.

                               (a)     This Agreement may be amended by a written instrument executed by the parties which specifically states that it is amending this Agreement or by a written instrument executed by the Company which so states if such amendment is not adverse to the Participant or relates to administrative matters.

                               (b)     To the extent the provisions of this Agreement relating to vesting, acceleration or forfeiture of the RSUs are inconsistent with the terms of the Employment Agreement, the terms of this Agreement shall control and the Employment Agreement is hereby deemed amended to the extent of such inconsistency to conform to the terms of this Agreement.

                    4.5       Governing Law and Interpretation. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein without regard to the conflicts of law principles thereof. Whenever the word “including” is used herein, it shall be deemed to be followed by the phrase “without limitation.” Unless otherwise specified herein, all determinations, consents, elections and other decisions by the Company, the Committee or the Broker may be made, withheld or delayed in its sole and absolute discretion.

                    4.6       Code Section 409A. The parties recognize that certain provisions of this Agreement may be affected by Code Section 409A and agree to negotiate in good faith to amend this Agreement with respect to any changes necessary or advisable to comply with such Code Section 409A.

                    4.7       Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

                    4.8       Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument and which will be deemed effective whether received in original form or by telecopy or other electronic means. Facsimile signatures shall be as effective as original signatures.

                    4.9       Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive on all Persons.

                    4.10      Effective Date of Agreement. This Agreement is effective as of the date the stockholders of NYFIX approve the Plan and shall terminate if such approval is not obtained within 12 months of the Date of Grant

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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer.

NYFIX, INC.

By: /s/ Scott A. Bloom
Name: Scott A. Bloom

PARTICIPANT’S ACCEPTANCE

        The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan and hereby accepts the foregoing RSUs and agrees to be bound by the terms and conditions of this Agreement and the Plan.

PARTICIPANT

/s/ P. Howard Edelstein
Signed

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